AGREEMENT AND PLAN OF MERGER

BY AND AMONG

IT&E INTERNATIONAL GROUP, INC.,

IT&E MERGER SUB, INC.,

IT&E ACQUISITION CO., INC.,

AVERION INC.

AND

THE AVERION INC. SHAREHOLDERS PARTY HERETO

DATED AS OF JUNE 30, 2006

i

3.28.	Back Log	17
3.29.	Residency; Investment Sophistication; Backgrounds	17
3.30.	Full Disclosure	18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND ACQUISITION SUB		18
4.1.	Organization and Qualification; Subsidiaries	18
4.2.	Authority to Execute and Perform Agreement	19
4.3.	Binding Effect	19
4.4.	Capitalization	19
4.5.	Vote Required; Stockholder Approval; Board Approval	20
4.6.	SEC Reports and Financial Statements	21
4.7.	Non-Contravention	21
4.8.	Consents and Approvals	21
4.9.	Broker’s Fees	22
ARTICLE V ADDITIONAL AGREEMENTS OF THE PARTIES		22
5.1.	Actions of the Company Pending Closing	22
5.2.	Filing of Tax Returns; Payment of Taxes	24
5.3.	Third Party Consents	24
5.4.	Notification of Certain Matters	24
5.5.	Non-Solicitation	25
5.6.	Confidentiality	26
5.7.	Reasonable Efforts	26
5.8.	Further Assurances	27
5.9.	Public Disclosure	27
5.10.	Registration Rights	27
5.11.	Company Employees	27
5.12.	Parent Name	29
5.13.	Board of Directors	29
ARTICLE VI CONDITIONS TO CLOSING		29
6.1.	Conditions to Each Party’s Obligations to Consummate the Transactions	29
6.2.	Conditions to Obligations of Parent, Merger Sub and Acquisition Sub to Consummate the Transactions	30
6.3.	Conditions to Obligations of the Company to Consummate the Transactions	31
ARTICLE VII INDEMNIFICATION		32
7.1.	Survival of Representations and Warranties	32
7.2.	Indemnification	33
7.3.	Claims for Indemnification	34
7.4.	Challenge of Third Party Claims	35
7.5.	No Contribution	35
7.6.	Right of Offset; Non-Exclusive Remedy	35
7.7.	Appointment of Shareholders’ Agent	36
7.8.	Liability of Agent	36

ii

7.9.	Actions of the Shareholders’ Agent	36
7.10.	Tax Indemnification	37
ARTICLE VIII TERMINATION		37
8.1.	Termination	37
8.2.	Effect of Termination	38
8.3.	Expenses	38
ARTICLE IX MISCELLANEOUS		38
9.1.	Certain Definitions; Rules of Construction	38
9.2.	Arbitration	43
9.3.	Waivers and Amendments	44
9.4.	Governing Law	44
9.5.	Notices	44
9.6.	Section Headings	45
9.7.	Counterparts	45
9.8.	Assignments	45
9.9.	Entire Agreement; Enforceability	45
9.10.	Severability	46
EXHIBIT A	EMPLOYMENT AGREEMENT	1
EXHIBIT B	NON-COMPETITION AND NON-SOLICITATION AGREEMENT	1
EXHIBIT C	LOCK-UP AGREEMENT	1
EXHIBIT D	FORM OF PROMISSORY NOTE A	1
EXHIBIT E	FORM OF PROMISSORY NOTE B	1
EXHIBIT F	REGISTRATION RIGHTS AGREEMENT	1
EXHIBIT G	CERTIFICATE OF DESIGNATIONS	1

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 30, 2006, is entered into by and among IT&E International Group, Inc., a Delaware corporation (the “Parent”), IT&E Merger Sub, Inc., a Massachusetts corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), and IT&E Acquisition Co., Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Acquisition Sub”), Averion Inc., a Massachusetts corporation (the “Company”) and all of the shareholders of the Company (the “Company Shareholders”).

W I T N E S S E T H :

        WHEREAS, the respective Boards of Directors of Parent, Company, Merger Sub and Acquisition Sub have each approved this Agreement, the merger of Merger Sub with and into the Company, pursuant to which the Company shall be the surviving entity (the “Reverse Merger”) and the merger immediately following the Reverse Merger of the Company with and into Acquisition Sub pursuant to which Acquisition Sub shall be the surviving entity (the “Forward Merger,” and together with the Reverse Merger, the “Merger”), in each case in accordance with the laws of each of their respective states of incorporation, including the Delaware General Corporation Law (the “DGCL”) and the Massachusetts Business Corporation Act (the “MBCA”), and the terms and conditions set forth hereunder;

        WHEREAS, the respective Boards of Directors of Parent, Company, Merger Sub and Acquisition Sub have each determined that the Merger and the transactions contemplated herein are advisable and in the best interest of their respective corporations and shareholders;

        WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and

        WHEREAS, holders of the outstanding capital stock of the Company having sufficient voting power to approve the Merger and this Agreement have approved the Merger and this Agreement.

        NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        1.1.    The Merger. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the MBCA, the DGCL and in accordance with terms and conditions of this Agreement. Pursuant to the Reverse Merger, the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Reverse Merger, and shall (immediately following the Reverse Merger, but immediately prior to the Forward Merger) continue under the laws of the Commonwealth of Massachusetts. Immediately following the Reverse Merger, in accordance with the provisions of the MBCA, the DGCL and in accordance with terms and conditions of this Agreement, the Company shall, pursuant to the Forward Merger, be merged with and into Acquisition Sub. From and after the Effective Time, the separate corporate existence of the Company shall cease and Acquisition Sub, as the surviving corporation in the Forward Merger, shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. Acquisition Sub as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

        1.2.    Closing; Effective Time. Subject to the satisfaction or waiver of all the conditions to Closing contained in Article VI, the closing of the Merger (the “Closing”), shall take place at the offices of Foley & Lardner LLP, 402 West Broadway, 23rd Floor, San Diego, California 92101, as soon as practicable (but not later than five (5) Business Days) after the satisfaction or waiver of the conditions to Closing contained in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” As soon as is practicable after the Closing, the parties hereto shall cause the Merger to be consummated by delivering to the Secretary of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware the articles of merger or certificate of merger, as applicable (collectively and together with such equivalent documents, the “Agreements of Merger”), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the MBCA and/or the DGCL. The Merger shall become effective as of the date and at such time (the “Effective Time”) as the last of the Agreements of Merger are accepted by the Secretary of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware, respectively, with respect to the Merger.

        1.3.    Effects of Merger. The Merger shall have the effects set forth in the applicable provisions of the MBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company, Merger Sub and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company, Merger Sub and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation. For all federal and applicable state and local tax purposes, each of the parties hereto specifically acknowledges and agrees that it is intended by each of them that the Merger (i.e., the Reverse Merger and the Forward Merger taken together as a single, integrated transaction) be treated as a “reorganization” within the meaning of Section 368(a)(2)(D) of the Code and Revenue Ruling 2001-46, 2001-2 C.B. 321 (and any comparable provisions of any applicable state or local tax laws); provided however, that if the Merger is determined (within the meaning of Section 1311 of the Code) not to qualify as such, the parties intend that the Reverse Merger and the Forward Merger each be treated as separate transactions for income tax purposes, as per Revenue Ruling 90-95, 1990-2 C.B. 67 (and any comparable provisions of any applicable state or local tax laws).

        1.4.    Certificate of Incorporation. The Certificate of Incorporation of Acquisition Sub in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation, until thereafter amended or repealed in accordance with the terms thereof and with Applicable Laws.

        1.5.    Bylaws. The Bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended or repealed in accordance with the terms thereof and with Applicable Laws.

        1.6.    Directors and Officers. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

        2.1.    Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties:

            (a)     Each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Company Common Stock (as defined below).

            (b)     All of the issued and outstanding shares of common stock of the Company, no par value $0.001 per share (the “Company Common Stock”), other than Dissenting Shares (as defined in Section 2.3), shall be converted automatically into the right to receive, in the aggregate: (i) Five Million Six Hundred Fifty Thousand Dollars ($5,650,000) in cash (the “Cash Consideration”); (ii) two year Promissory Notes in the principal amount of Seven Hundred Thousand Dollars ($700,000) (the “Note A Consideration”); (iii) five year Promissory Notes in the principal amount of Five Million Seven Hundred Thousand Dollars ($5,700,000), subject to adjustment as set forth therein (the “Note B Consideration” and together with the Note A Consideration, the “Note Consideration”); (iv) Forty Five Million Two Hundred Forty Five Thousand Four Hundred Fifty Five (45,245,455) shares of Parent Common Stock (the “Common Stock Consideration”); and (v) Eight Thousand Three Hundred (8,300) shares of Parent Series E Convertible Preferred Stock (the “Series E Preferred Stock”), stated value $1,000 per share, (the “Preferred Stock Consideration,” and together with the Common Stock Consideration, the “Stock Consideration,” and such Stock Consideration with the Cash Consideration and the Note Consideration is collectively referred to herein as, the “Merger Consideration”), payable to the registered holders thereof, upon satisfaction of the exchange procedures set forth in this Article II as set forth in Schedule 2.2. At the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each registered holder of shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive their portion of the Merger Consideration.

            (c)     Each issued and outstanding share of common stock, par value $0.001 per share, of Company shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

        2.2.    Exchange of Certificates.

            (a)     As of the Effective Time, shares of Company Common Stock shall automatically be redeemed and cancelled, and from and after the Effective Time, shall cease to exist, and each holder of a certificate that previously represented any such share of Company Common Stock (collectively, the “Company Certificates”) other than Dissenting Shares (if applicable), shall cease to have any rights with respect thereto other than the right to receive their portion of the Merger Consideration. Upon due surrender of such Company Certificates to Parent, each such holder of Company Certificates will be entitled to receive their portion of the Merger Consideration as set forth on Schedule 2.2, and the Company Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.2, each Company Certificate evidencing Company Common Stock shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration. No interest shall be paid on the Merger Consideration, except as provided in the Promissory Notes. The Merger Consideration paid and issued upon exchange of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

            (b)     It is understood that the certificates evidencing the shares of Stock Consideration will bear the legends set forth below:

                (i)    The Securities represented hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any other jurisdictions. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and the applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. The issuer of these securities may require an opinion of counsel in form and substance satisfactory to the issuer to the effect that any proposed transfer or resale is in compliance with the Act and any applicable state securities laws.

                (ii)     Any legend required by the applicable state law.

The legend set forth in (i) above shall be removed by Parent from any certificate evidencing such Parent Common Stock upon delivery to Parent of an opinion by counsel, reasonably satisfactory to Parent, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued such Parent Common Stock.

            (c)     Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        2.3.    Dissenting Shares. Notwithstanding anything contained in this Agreement to the contrary, shares of Company Common Stock that are held by any shareholder who has not voted in favor of the Merger or consented thereto in writing, and who has demanded appraisal rights in accordance with the MBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the MBCA; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his or her rights to appraisal of such Dissenting Shares, in each case under the MBCA, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration attributed to such shares as set forth on Schedule 2.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE COMPANY SHAREHOLDERS

        The Company and the Company Shareholders hereby jointly and severally represent and warrant to Parent, Merger Sub and Acquisition Sub as of the date hereof (subject to such exceptions or qualifications as are disclosed in writing in the disclosure schedule certified by a duly authorized officer of the Company and supplied by the Company to Parent dated as of the date hereof (the “Disclosure Schedule”) and as updated pursuant to Section 6.2(g)) as follows:

        3.1.    Organization and Qualification. The Company is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. The Company has delivered to Parent true and correct copies of its Articles of Organization or other organizational documents, as amended to date. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

        3.2.    Authority to Execute and Perform Agreement. The Company has the requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (collectively, the “Transactions”). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action.

        3.3.    Binding Effect. This Agreement and the related Transaction Documents has been, or will be, validly executed and delivered by the Company and, assuming the due execution and delivery hereof by Parent, Merger Sub and Acquisition Sub, constitutes, or will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law), and (iii) principles of public policy with respect to the enforcement of any indemnification or contribution provisions contained in this Agreement and the related Transaction Documents.

        3.4.    Capitalization.

            (a)     As of the date hereof, 500,000 shares of Company Common Stock are authorized, of which 157,000 shares of Company Common Stock are issued and outstanding, all of which have been validly issued and are fully paid and non-assessable, and none of which is subject to preemptive rights or rights of first refusal created by statute, the Company’s Articles of Organization, Bylaws or any agreement to which the Company is a party or by which it is bound (in each case that have not been complied with or waived). The Company has no other authorized, issued or outstanding class of capital stock. All outstanding securities issued by the Company were issued in compliance with all applicable federal and state securities laws. The Company is not bound by any contract or other agreement pursuant to which it is or may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company capital stock.

            (b)     Except as set forth on Schedule 3.4(b), there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments relating to (i) the authorized and unissued capital stock of the Company, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company, any shares of capital stock of the Company and no such convertible or exchangeable securities or obligations are outstanding, other than 4,264 shares of Company Common Stock underlying outstanding options to purchase shares of Company Common Stock. There are no contracts, commitments or agreements relating to voting, purchase or sale of Company Common Stock between the Company and the Company Shareholders or any third party.

            3.5.    Vote Required; Shareholder Approval; Board Approval. The only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and the Merger Agreement is the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company. The shareholders holding the requisite number of shares of capital stock of the Company have, by resolutions adopted by written consent: (i) approved this Agreement, the Agreement of Merger and the Merger, and (ii) determined that in their opinion the Merger is in the best interests of the Company and Company Shareholders. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, has approved this Agreement, the Agreement of Merger, the Merger and the Transactions in accordance with the requirements of the MBCA.

        3.6.    Financial Statements.

            (a)     The Company has delivered to Parent its audited balance sheet as of December 31, 2005 and December 31, 2004 and the statements of income and cash flow for the twelve month period ended on December 31, 2005 and the twelve month period ended on December 31, 2004 (the “Annual Financial Statements”). The Annual Financial Statements and any notes related thereto comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto and fairly present in all material respects the financial position of the Company as at the dates thereof and the results of its operations and cash flows for the periods then ended. Except as set forth on Schedule 3.6(a), the Company maintains a standard system of accounting and internal controls established and administered in accordance with good business practices sufficient to permit the preparation of consolidated financial statements in accordance with GAAP. The Annual Financial Statements, and all underlying ledgers and journals, are complete, true and correct in all material respects.

            (b)     Set forth on Schedule 3.6(b) is a copy the unaudited balance sheet of the Company for the three (3) month period ended as of March 31, 2006, together with, in each case, the related unaudited statements of income and cash flow for the period ended as of March 31, 2006 (collectively, the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Interim Financial Statements and any notes related thereto comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto, or except as otherwise permitted for interim financial statements, and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the financial position of the Company as at the dates thereof and the results of its operations and cash flows for the periods then ended. All of the Company’s accounts receivable and accounts payable as of date of the Interim Financial Statements are reflected on the balance sheet included with the Interim Financial Statements. The Interim Financial Statements, and all underlying ledgers and journals, are complete, true and correct in all material respects.

            (c)     Except as set forth on Schedule 3.6(c), the Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency or obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto (“Liabilities”), that were not fully and adequately reflected or reserved against on the Financial Statements. Except as set forth on Schedule 3.6(c), the Company does not have any Knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities which are reasonably likely to have a Company Material Adverse Effect.

        3.7.    Accounts Receivable. All current accounts receivable, whether billed or unbilled, of the Company are set forth on the balance sheet included in the Interim Financial Statements. All accounts receivable of the Company on the balance sheet included in the Interim Financial Statements are reflected properly on its books and records, are valid receivables, subject to no setoffs or counterclaims, are current and, to the Knowledge of the Company, collectible.

        3.8.    Company Metrics Suite. The Company has delivered to Parent certain reports generated by the Averion Metrics Suite, with each such report dated as of May 31, 2006 (the “Metrics Suite Reports”). The Metrics Suite Reports are complete, true and correct in all material respects.

        3.9.    No Material Adverse Change. Except as set forth on Schedule 3.9, since the date of the Interim Financial Statements,

            (a)     There has been no change in all accounts receivable of the Company reflected on the Interim Financial Statements, and all accounts receivable of the Company have been incurred in the ordinary course of business since the date thereof, and represent arm’s length sales actually made in the ordinary course of business; are collectible (net of the reserves shown on the Interim Financial Statements for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 3.9(a) contains a complete and accurate aged schedule of accounts receivable as of the Closing.

            (b)     There has been no change in all accounts payable of the Company reflected on the Interim Financial Statements, and all accounts receivable have been incurred in the ordinary course of business since the date thereof, represent arm’s length purchases actually made in the ordinary course of business and are not in dispute. Schedule 3.9(b) contains a complete and accurate aged schedule of accounts payable as of the Closing.

            (c)     The Company has conducted its businesses in the ordinary course, consistent with past practice, and there has been no: (i) change in the business, properties, assets, prospects, operations or condition (financial or otherwise) of the Company which has resulted or reasonably could be expected to result in or which the Company has reason to believe could reasonably be expected to result in a Company Material Adverse Effect, and the Company does not have any Knowledge of any such change that is threatened, nor has there been any damage, destruction or loss affecting the business, properties, assets, prospects, operations or condition (financial or otherwise) of the Company, whether or not covered by insurance which has resulted or reasonably could be expected to result in or which the Company has reason to believe could reasonably be expected to result in a Company Material Adverse Effect; (ii) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any Company asset; or (iii) increase in or modification or acceleration of the compensation or benefits paid, payable or to become payable by the Company to any of its officers, directors or employees, pursuant to any Benefit Plan, stock option plan, stock option agreement or any other agreement or arrangement.

            (d)     The Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, (iii) sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security, (B) any option, warrant or right to acquire any capital sock or any other security, (C) any instrument convertible into or exchangeable for any capital stock or other security, (iv) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the date of the Interim Financial Statements, exceeds $25,000 in the aggregate, (v) made any material Tax election.

        3.10.    Litigation. Except as set forth on Schedule 3.10, there are no civil, criminal judicial, governmental, administrative or arbitral actions, suits or proceedings or investigations (collectively, “Legal Proceedings”) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its property, assets, officers or directors (in their capacities as such). Except as set forth on Schedule 3.10, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company.

        3.11.    Assets; Title to Properties; Absence of Liens. The assets (whether tangible or intangible) of the Company constitute all the assets necessary or desirable to conduct the Company’s business as currently conducted or as presently proposed to be conducted. The Company has good title to all of its assets (whether tangible or intangible) and properties, whether real, personal or fixed, that are used in the conduct of the Company’s business or that are reflected in the balance sheet included in the Financial Statements, free and clear of all Liens, except (i) for Liens set forth on Schedule 3.11, (ii) for Liens for Taxes not yet due and payable or which the Company is contesting in good faith and for which adequate reserves have been established, (iii) for such properties and assets as may have been sold since the date hereof in the ordinary course of business, and (iv) for Liens not securing debt that do not materially detract from the value or materially interfere with the use of the property subject thereto (collectively, “Permitted Liens”). The tangible assets of the Company are in good operating condition and repair, except for reasonable wear and tear that does not materially affect the use or operation of such asset.

        3.12.    Compliance with Laws. The Company is not in violation of, default under, or conflict with, any applicable order, judgment, injunction, award, decree or writ of any Governmental Body or court of competent jurisdiction (collectively, “Orders”) or any Applicable Law, except for any such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has obtained all consents, licenses, permits, grants or other authorization for each Governmental Agency that is required or necessary for the operation of the Company’s business (the “Company Authorizations”), and all of such Company Authorizations are in full force and effect.

        3.13.    Intellectual Property.

            (a)     Schedule 3.13(a) sets forth all material Intellectual Property owned or controlled by the Company, all applications for any of the foregoing, and all material permits, grants and licenses relating to any of the foregoing under which the Company is a licensee or a licensor, except such licenses, sublicenses and other agreements relating to off-the-shelf software which is commercially available on a retail basis.

            (b)     Except as set forth on Schedule 3.13(b): (i) to the Knowledge of the Company, none of the Intellectual Property owned by the Company, or products or services owned, used, sold or licensed by the Company infringes upon or otherwise violates any intellectual property rights of any third party, and to the Knowledge of the Company, no other Person’s operations or activities conflict with the use and registration of the Intellectual Property owned or controlled of the Company; (ii) the Company has not received notice of any Claim contesting the right of the Company to use or sell, license or make available to any Person any of the Company’s products or services, and to the Knowledge of the Company, no such Claim has been threatened against the Company; (iii) the Company has no notice of any adversely held patent, invention, copyright, trademark, service mark or trade name of any other Person, and the Company has no Knowledge of or any reasonable basis for any charge or Claim that any third party is infringing or violating the Intellectual Property owned or controlled by the Company; and (iv) the Company owns the Intellectual Property owned by the Company free and clear of all Liens, except for Permitted Liens.

            (c)     The Company has at all times used reasonable efforts to protect its proprietary information and trade secrets and to prevent the same from being released into the public domain. Except as set forth on Schedule 3.13(c), the Company has caused each person currently or formerly employed by the Company (including independent consultants and contractors, if any) to execute and deliver to the Company an employee (or consultant’s) inventions and proprietary information assignment agreement in the Company’s standard form, and no such person is in violation or breach of any such agreement, nor does any such person have any claim, right or interest with respect to any Intellectual Property owned by the Company.

        3.14.    Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the Transactions by the Company will not (with or without notice or lapse of time) (i) violate or conflict with any provision of the Articles of Organization or Bylaws of the Company; (ii) except as set forth on Schedule 3.14 and subject to obtaining the consents, approvals and authorizations or making such filings or giving such notices referred to in Section 3.15 and on Schedule 3.15, materially violate, conflict with or result in the breach of any provision of, or result in a modification of or otherwise entitle any party to terminate, accelerate, amend, cancel or constitute (whether after the filing of notice or lapse of time or both) a default under or impair or alter the rights of the Company or any third party under, any Material Contract to which the Company is a party or by which or to which any of the Company’s assets or properties may be bound or subject (each, a “Company Material Contract”); (iii) subject to the exceptions set forth in Section 3.15 and on Schedule 3.15, materially violate any Applicable Laws; (iv) materially violate or result in the revocation or suspension of any permit; or (v) result in the creation or imposition of any material Lien upon any of the property or assets of the Company pursuant to any provision of any contract or Lien.

        3.15.    Consents and Approvals. Except for (i) those consents, approvals, authorizations, filings or notices set forth on Schedule 3.15; (ii) applicable requirements of the Securities Act, the Exchange Act or state securities or “blue sky” laws (“Blue Sky Laws”); and (iii) the Agreements of Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body or any third party is required by the Company in connection with the execution, delivery and performance by the Company of this Agreement, each and every agreement contemplated hereby, and the consummation by the Company of the Transactions.

        3.16.    Employee Benefit Plans; ERISA.

            (a)     Set forth on Schedule 3.16(a) is a true and complete list of each Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to by the Company, in which present or former employees of the Company participate, or with respect to which the Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

            (b)     Except as disclosed on Schedule 3.16(b): (i) each of the Company’s Benefit Plans have been maintained and are in compliance with the terms of such Benefit Plans and all Applicable Laws, including, without limitation, the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) each of the Company’s Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code have been determined by the Internal Revenue Service (the “IRS”) to be so qualified and, to the Knowledge of the Company, no event or circumstance has occurred since the date of such determination which would jeopardize the qualification of any of the Company’s Benefit Plans; (iii) none of the Company’s Benefit Plans is subject to Title IV of ERISA; (iv) none of the Company’s Benefit Plans are being investigated or have been notified of an investigation by either the Internal Revenue Service or the Department of Labor; and (v) neither the Internal Revenue Service nor the Department of Labor is assessing or proposing to assess any penalties or interest in connection with the operation of any of the Company’s Benefit Plans.

            (c)     Except as disclosed on Schedule 3.16(c), the Company has not ever maintained, established, sponsored, participated in, or contributed to, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) subject to Part 3 Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

            (d)     Except as disclosed on Schedule 3.16(d), the Company has not ever maintained, established, sponsored, participated in or contributed to any self-insured “group health plan” (within the meaning of Section 5000(b)(i) of the Code) that provides benefits to employees (other than medical flexible spending account, health reimbursement arrangement or similar program, including any such plan pursuant to which a stop-loss policy or contract applies).

        (e)     The Company has not ever contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company has not ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

            (f)     No Company Benefit Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not ever represented, promised, or contracted (whether orally or in writing) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other persons would be provided with life insurance, health or other employee benefits after termination or retirement, except as required by statute.

            (g)     Schedule 3.16(g) sets forth a complete and accurate list of each employee of the Company, including the name of such employee and the salary, wage or other compensation paid to each such employee on annual or hourly basis, as the case may be, on the date hereof, as well as the date of employment, their position and the date of their last increase in compensation. Except as disclosed on Schedule 3.16(g), to the Company’s Knowledge, no such employee intends to terminate his or her employment with the Company for any reason. Schedule 3.16(g) also sets forth a complete and accurate list of each independent contractor or consultant engaged by the Company, including such contractor’s or consultant’s manner of compensation, date of retention and the date of the last increase in such compensation.

            (h)     Except as set forth on Schedule 3.16(h), neither the execution and delivery of this Agreement, the Transaction Documents nor the consummation of the Transactions or any termination of employment or service in connection therewith will: (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due and payable to any employee or former employee of the Company, (ii) result in any forgiveness of indebtedness payable by any employee or former employee to the Company, (iii) materially increase any benefits otherwise payable by the Company, or (iv) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code.

            (i)     Except as set forth on Schedule 3.16(i), there is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably by expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, contract or other arrangement by which the Company is or was bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.16(i) lists all persons that the Company reasonably believes are “disqualified persons” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

        3.17.    Company Contracts.

            (a)     A complete and accurate list of all Company Material Contracts is set forth on Schedule 3.17(a). Each Company Material Contract is the legal, valid, binding and enforceable agreement of the Company in full force and effect, except to the extent such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (B) general equitable principles (regardless of whether such enforceability is considered in equity or at law). The Company is not in default under any Company Material Contract, nor to the Knowledge of the Company, does any condition exist that, with notice or lapse of time, or both, would constitute a default thereunder. To the Knowledge of the Company, no other party to any such Company Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

            (b)     A complete and accurate list of all Company contracts related to clinical trials (“Clinical Trial Contracts”), including the backlog for each such Clinical Trial Contract as of March 31, 2006, is set forth on Schedule 3.17(b). Each Clinical Trial Contract is the legal, valid, binding and enforceable agreement of the Company in full force and effect, except to the extent such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (B) general equitable principles (regardless of whether such enforceability is considered in equity or at law). The Company is not in default under any Clinical Trial Contract, nor to the Knowledge of the Company, does any condition exist that, with notice or lapse of time, or both, would constitute a default thereunder. To the Knowledge of the Company, no other party to any such Clinical Trial Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Except as set forth on Schedule 3.17(b), (i) each of the Clinical Trial Contracts is a fee-for-service contract; (ii) there are no losses associated with any of the Clinical Trial Contracts; and (iii) there is no unrepresented unbillable time associated with any Clinical Trials Contracts in excess of $15,000.

            (c)     Except as separately identified on Schedule 3.17(c), no approval or consent of any person is needed in order that the contracts and other agreements set forth or required to be set forth on Schedules 3.17(a) and 3.17(b) or on any other Schedule continue in full force and effect following the consummation of the Transactions.

        3.18.    Taxes. Except as set forth in Schedule 3.18:

            (a)    Filing of Tax Returns. The Company has timely filed, or has had timely filed on its behalf, with the appropriate taxing authorities all Tax Returns in respect of Taxes required to be filed by the Company. The Tax Returns filed (including any amendments thereof) are complete and accurate in all material respects. The Company has not requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of the Company, no claim has ever been made in writing by any taxing authority in a jurisdiction where the Company does not file Tax Returns, or has Tax Returns filed on its behalf, that it is or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction. The Company is, and at all times since its inception has been, classified as a “C corporation” within the meaning of the Code (and any comparable provisions of any applicable state or local tax laws).

            (b)    Payment of Taxes. All Taxes shown as due on any Tax Returns filed by the Company have been paid in full or adequate reserves on the books and/or records have been established. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, Company Shareholder, or other third party. The Company has made all scheduled estimated Tax payments. The unpaid Taxes of the Company (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the Company’s most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing, or having filed on its behalf, its Tax Returns. The charges, accruals and reserves on the books of the Company in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

            (c)    Audits, Investigations or Claims. There is no dispute or claim which has not been resolved concerning any Tax liability of the Company either (A) claimed or raised by any taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge. There is no currently pending audit of any Tax Return of the Company by any taxing authority, and the Company has never been notified in writing that any taxing authority intends to audit any Tax Return of the Company. The Company has not executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

            (d)    Lien. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) on any assets of the Company.

            (e)    Tax Elections. The Company (i) has not agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not made an election pursuant to Code Sections 338 or 336(e) or the regulations thereunder or any comparable provisions of any foreign or state or local income tax law; (iii) is not subject to any constructive elections under Code Section 338 or the regulations thereunder; (iv) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under §280G and §162(m) of the Code; and (v) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income Tax provision.

            (f)    Prior Affiliated Groups. The Company (i) has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code and (ii) does not have any liability for the Taxes of any person under Treas. Reg. §1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

            (g)    Tax Sharing Agreements. The Company is not a party to any Tax allocation, indemnity or sharing or similar agreement.

            (h)    Section 355. The Company has not distributed the stock of a “controlled corporation” (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two (2) years.

            (i)    Partnerships. The Company does not own an interest in a partnership for Tax purposes.

        3.19.    Environmental Matters. Except as set forth on Schedule 3.19: (i) the Company is in compliance in all material respects with applicable Environmental Laws; (ii) the Company has all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of the Company which have given rise to or are reasonably likely to give rise to any material liability on the part of the Company under any Environmental Law; (iv) the Company has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Company or the use of any property or facility by the Company, or to the Knowledge of Company, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body; and (vi) to the Knowledge of the Company, no asbestos containing materials or polychlorinated biphenyl or underground storage tank is contained in or located at any facility now or previously owned or leased by the Company.

        3.20.    Real Property.

            (a)     The Company does not own, and has not owned, any real property or any interest in any real property.

            (b)     Schedule 3.20(b) sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements (collectively, the “Company Real Property Leases”) under which the Company uses or occupies or has the right or obligation to use or occupy or pay rent or other fees for use thereof, now or in the future, any real property (the land, buildings and other improvements covered by the Company Real Property Leases being hereinafter referred to as the “Company Leased Real Property”). Each Company Real Property Lease is valid, binding and in full force and effect, and as of the Closing, all amounts owing pursuant to the Company Real Property Leases will have been paid in full.

        3.21.    Broker’s Fees. No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement, the Transaction Documents or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company.

        3.22.    Insurance. The Company maintains insurance policies against all risks and liabilities to an extent and in a manner customarily insured against by persons operating comparable properties, assets or businesses in the same geographic locations. The Company has no Knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against the Company which will not be fully covered by such policies. The Company has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future.

        3.23.    Labor and Employment Matters. The Company is not now, and has not been in the last five (5) years, bound by or party to any collective bargaining agreement and, to the Knowledge of the Company, no application for certification of a collective bargaining agent is pending. The Company is in compliance with all Applicable Laws applicable to the Company affecting employment practices and terms and conditions of employment. The services provided by each employee of the Company are terminable at will by the Company and such termination would result in no liability to the Company.

        3.24.    Bank Accounts. Schedule 3.24 sets forth a complete and accurate list of all bank accounts or similar accounts maintained by the Company, including a list of the names of each bank or other financial institution at which such account is maintained, the nature and type of account, the names of all persons authorized to make withdrawals or to write checks on such accounts and the balance of each such account as of the Closing.

        3.25.    Interested Party Transactions. No current or former officer, director or employee of the Company has any interest in: (i) any equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any Intellectual Property owned or controlled by the Company, used in connection with the Company’s business, (ii) any creditor, supplier, customer, manufacturer, or distributor of any of the Company products, (iii) any entity that competes with the Company, or (iv) any agreement, obligation or commitment, written or oral, to which the Company is a party.

        3.26.    No Alternative Transaction. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Parent, Merger Sub and Acquisition Sub with respect to any proposed acquisition transaction.

        3.27.    Minute Book Contents. The Company has delivered to Parent, or its designated representative, copies of: (i) all minutes of the meetings or actions by written consent of the Company Shareholders, (ii) all minutes of the meetings or actions by unanimous written consent of the Company’s board of directors, and (iii) the stock records of the Company (collectively, the “Minute Book Contents”). The Minute Book Contents are complete and accurate in all material respects and reflect all corporate action taken to date the consummation of which required the approval of the directors and/or the shareholders of the Company, as the case may be.

        3.28.    Back Log. Schedule 3.28 sets forth a complete and accurate list of all back log and work in process as of the date hereof. The list set forth on Schedule 3.28 represents firm order for products and/or services of the Company that are irrevocable or that the Company reasonably believes the Company will fulfill in accordance with the terms of such order. Except as set forth on Schedule 3.28, the Company has no Knowledge of any circumstance, condition, event or arrangement that may hereafter cause the list set forth on Schedule 3.28 to become inaccurate in any material respect or that may prevent the Company from fulfilling any order set forth on Schedule 3.28 or to complete any work in process set forth on Schedule 3.28.

        3.29.    Residency; Investment Sophistication; Backgrounds. Each of the Company Shareholders: (i) is a resident of Massachusetts or Florida; (ii) either alone or together with his representatives has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of making an investment in Parent Common Stock; (iii) has received, read and understands the public filings of Parent with the Securities and Exchange Commission (the “SEC”); (iv) has been afforded a full opportunity to conduct additional investigation of Parent and its Subsidiaries, including Merger Sub and Acquisition Sub, and including their respective businesses, management, balance sheets, financial results, prospects and risk factors as the Company Shareholder have deemed appropriate and had the opportunity to ask questions of the management of Parent regarding the business and financial results of Parent and each Subsidiary of Parent, including, without limitation, Merger Sub and Acquisition Sub (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”); and (v) have retained and been advised by their own competent legal and financial counsel in regard to the preparation, negotiation and execution of this Agreement, the Transaction Documents and consummation of the Transactions. Each of the Company Shareholders is an “accredited” investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

        3.30.    Full Disclosure. This Agreement (including the disclosure schedules) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein, in the context in which made or provided, not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT, MERGER SUB AND ACQUISITION SUB

        Parent, Merger Sub and Acquisition Sub hereby, jointly and severally, hereby represent and warrant to the Company as of the date hereof as follows:

        4.1.    Organization and Qualification; Subsidiaries. Parent and each Parent Subsidiary is a corporation, limited liability company or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. Parent and each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Merger Sub and Acquisition Sub are wholly-owned Subsidiaries of Parent, and except for activities incident to or contemplated by this Agreement, Merger Sub and Acquisition Sub have not engaged in any business activities of any type or kind whatsoever.

        4.2.    Authority to Execute and Perform Agreement. Each of Parent, Merger Sub and Acquisition Sub has the requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent, Merger Sub and Acquisition Sub of this Agreement and the consummation by Parent, Merger Sub and Acquisition Sub of the Transactions have been duly authorized by all necessary corporate action.

        4.3.    Binding Effect. This Agreement and the related Transaction Documents has been, or will be, validly executed and delivered by Parent, Merger Sub and Acquisition Sub and, assuming the due execution and delivery hereof by the Company, constitutes, or will constitute, a valid and binding obligation of each of Parent, Merger Sub and Acquisition Sub, enforceable against each of Parent, Merger Sub and Acquisition Sub in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law), and (iii) principles of public policy with respect to the enforcement of any indemnification or contribution provisions contained in this Agreement and the related Transaction Documents.

        4.4.    Capitalization.

            (a)     As of the date hereof, Parent has (i) 650,000,000 shares of common stock, par value $0.001 per share (“Parent Common Stock”) authorized, of which 60,448,875 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, authorized, with 16,500 shares of such preferred stock designated Series D Convertible Preferred Stock (“Series D Preferred Stock”), of which 11,500 shares of Series D Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable. Parent has no other authorized, issued or outstanding class of capital stock, except for the obligation to authorize and issue 8,300 shares of Series E Preferred Stock pursuant to this Agreement. All outstanding securities issued by Parent, Merger Sub and Acquisition Sub were issued in compliance with all applicable federal and state securities laws.

            (b)     Except as may be granted by this Agreement, there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments relating to (i) the authorized and unissued capital stock of Parent, Merger Sub or Acquisition Sub, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from Parent, Merger Sub or Acquisition Sub, any shares of capital stock of Parent, Merger Sub or Acquisition Sub, and no such convertible or exchangeable securities or obligations are outstanding, other than (w) 50,000,000 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 2005 Equity Incentive Plan; (x) 84,066,833 shares of Parent Common Stock reserved for issuance pursuant to outstanding warrants; (y) 164,285,666 shares of Parent Common Stock reserved for issuance pursuant to the conversion of the Series D Preferred Stock; and (z) 103,571,398 shares of Parent Common Stock reserved pursuant to that certain option to acquire up to an additional 5,000 shares of Series D Preferred Stock and warrants to acquire 32,142,848 shares Parent Common Stock (the “ComVest Option”) granted pursuant to that Securities Purchase Agreement dated as of November 9, 2005 by and between the Company and ComVest Investment Partners II, LLC (“ComVest”), as amended May 8, 2006.

            (c)     Each outstanding share of capital stock of Merger Sub and Acquisition Sub is validly issued, fully paid and non-assessable and each such share owned by Parent is free and clear of Liens.

            (d)     The shares of Stock Consideration, when paid for and then issued, as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of any Liens or encumbrances and of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws or the Transaction Documents.

        4.5.    Vote Required; Stockholder Approval; Board Approval.(a) The only vote of the holders of any class or series of each of Merger Sub and Acquisition Sub capital stock necessary to approve the Merger and the Merger Agreement is the affirmative vote of the holders of a majority of the outstanding shares of common stock of each of Merger Sub and Acquisition Sub. The stockholders holding the requisite number of shares of capital stock of each of Merger Sub and Acquisition Sub have, by resolutions adopted by written consent: (i) approved this Agreement, the Agreement of Merger and the Merger, and (ii) determined that in their opinion the Merger is in the best interests of Merger Sub or Acquisition Sub, as applicable, and its respective stockholders. The Board of Directors of Parent, Merger Sub and Acquisition Sub, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, have approved this Agreement, the Agreement of Merger, the Merger and the Transactions in accordance with the requirements of the DGCL.

            (b)     The only vote of the holders of any class or series of Parent capital stock necessary to approve the creation of the Series E Preferred Stock is the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock of Parent. The stockholders holding the requisite number of shares of Series D Preferred Stock have, by resolutions adopted by written consent approved the creation of the Series E Preferred Stock, with the rights, preferences and privileges set forth in the Certificate of Designations (as defined below). The Board of Directors of Parent by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, have approved the creation of the Series E Preferred Stock in accordance with the requirements of Parent’s Certificate of Incorporation and the DGCL.

        4.6.    SEC Reports and Financial Statements.

            (a)     Each form, report, schedule, registration statement, proxy statement, information statement, exhibit and any other document filed by Parent with the SEC since January 1, 2005 (as such documents have been amended prior to the date hereof, the “SEC Reports”), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and Exchange Act. None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. All documents required to have been filed as exhibits to any SEC Report have been so filed.

            (b)     The consolidated financial statements of Parent included in such SEC Reports and any notes related thereto comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-QSB of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the consolidated financial position of Parent and the Parent Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        4.7.    Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents by Parent, Merger Sub and Acquisition Sub, the performance by each of Parent, Merger Sub and Acquisition Sub of its obligations hereunder and thereunder, and the consummation of the Transactions by Parent, Merger Sub and Acquisition Sub will not (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Parent, Merger Sub, Acquisition Sub or equivalent organizational documents of any other Parent Subsidiary, (ii) except as set forth on Schedule 4.7 and subject to obtaining the consents, approvals and authorizations or making such filings or giving such notices referred to in Section 4.8 and on Schedule 4.8, materially violate, conflict with or result in the breach of any provision of, or result in a modification of or otherwise entitle any party to terminate, accelerate, amend, cancel or constitute (whether after the filing of notice or lapse of time or both) a default under or impair or alter the rights of Parent, any Parent Subsidiary or any third party under, any Material Contract to which Parent or any Parent Subsidiary is a party or by which or to which any of Parent’s or any of the Parent Subsidiaries’ assets or properties may be bound or subject, (iii) subject to the exceptions set forth in Section 4.8 and on Schedule 4.8, materially violate any Applicable Laws, (iv) materially violate or result in the revocation or suspension of any permit or (v) result in the creation or imposition of any material Lien upon any of the property or assets of Parent or any of the Parent Subsidiaries pursuant to any provision of, any contract or Lien.

        4.8.    Consents and Approvals. Except for (i) those consents, approvals, authorizations, filings or notices set forth on Schedule 4.8, (ii) applicable requirements of the Securities Act, the Exchange Act or Blue Sky Laws, and (iii) the Agreements of Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body or third party is required by Parent or any Parent Subsidiary in connection with the execution, delivery and performance by Parent of this Agreement, each and every agreement contemplated hereby, and the consummation by Parent, Merger Sub or Acquisition Sub of the Transactions.

        4.9.    Broker’s Fees. No broker, finder, agent or similar intermediary has acted on behalf of Parent or any Parent Subsidiary in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Parent or Parent Subsidiary.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

        5.1.    Actions of the Company Pending Closing. From the date hereof until the Effective Time, unless otherwise agreed to in writing by the Parent, Company agrees to conduct its business and operations only in the ordinary course and in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the prior written consent of the Parent, directly or indirectly, do any of the following:

            (a)     except to the extent required by Applicable Law or as contemplated by this Agreement, amend or otherwise change the Articles of Organization, Bylaws or other similar organizational document of the Company or any Company Subsidiary;

            (b)     issue or authorize or propose the issuance of, sell, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, pledge, disposition, grant or creation of any additional shares of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock;

            (c)     purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any shares of its capital stock (including any security convertible or exchangeable into its capital stock);

            (d)     enter into any Material Contract or amend any Company Material Contract;

            (e)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

            (f)     incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities;

            (g)     (i) increase the compensation payable or to become payable to, or enter into any employment agreement with, any of its directors, executive officers or employees, except for those annual employee raises given in the ordinary course of business, (ii) grant any severance or termination pay to any director, officer or employee, (iii) enter into any severance agreement with any director, officer or employee, (iv) establish, adopt, enter into, terminate, withdraw from or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan, stock option agreement (other than as contemplated by Section 6.2(m) hereof) or any employee Benefit Plan, policy or other arrangement, or (v) hire any employee or consultant;

        (h)     take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except as may be required by GAAP;

        (i)     acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business entity;

        (j)     mortgage or otherwise encumber, subject to any Lien, or sell, transfer or otherwise dispose of, any of its properties or assets (including, without limitation, any cash or cash equivalents) that are material, individually or in the aggregate;

        (k)     adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

        (l)     pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

        (m)     take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (l) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform their respective covenants under this Agreement in any material respect;

        (n)     waive, release, assign, settle or compromise any material rights, claims or litigation (including any confidentiality agreement);

        (o)     enter into a sublease or assignment with respect to any of the Company’s Leased Real Property;

        (p)     authorize any of, or commit or agree to take any of, the foregoing actions; or

        (q)     make or change any Tax election, settle any audit, claim or examination of Taxes, adopt or apply to change any method of accounting or accounting practice for Tax purposes, file any amended Tax Return, enter into any closing agreement or request a Tax ruling from a Tax authority, settle any claims for Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, Tax Return or claim for Taxes, or take any action or fail to take any action that would have a material adverse effect on the Tax liability of the Company.

        5.2.    Filing of Tax Returns; Payment of Taxes. The Company will prepare in a manner consistent with past practice of Company, and timely file all Tax Returns required to be filed by Company, the due date of which (without extensions) occurs on or before the Closing Date and Company shall pay all Taxes due with respect to any such Tax Returns.

        5.3.    Third Party Consents. The Surviving Corporation shall acquire all of the rights of the Company free and clear of all Liens in, to and under all Material Company Contracts, that are set forth on Schedule 3.17. To the extent that any Material Company Contract is not assignable to the Surviving Corporation without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Company Shareholders, Company and the Surviving Corporation agree to use their best efforts (without any requirement on the part of the Surviving Corporation or Parent to pay any money or agree to any change in the terms of any such Material Company Contract) to obtain the consent of such other party to the assignment of any such Material Company Contract to the Surviving Corporation in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, the Company Shareholders and Company agree to cooperate with the Surviving Corporation in any reasonable arrangement designed to provide for the Surviving Corporation the benefits intended to be assigned to the Surviving Corporation under the relevant contract, including enforcement at the cost and for the account of the Surviving Corporation of any and all rights of Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, the Surviving Corporation, upon notice to Company, shall have the right to indemnification for Losses associated with the Company’s failure to assign such Material Company Contract to the Surviving Corporation pursuant to ARTICLE VII hereof.

        5.4.    Notification of Certain Matters.

            (a)     Company shall give prompt notice to the Parent if any of the following occurs after the date of this Agreement: (i) any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Company Material Contract; (ii) receipt of any notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the Transactions; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; (iv) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect; (v) the commencement or threat of any litigation involving or affecting the Company or any Company Subsidiary, or any of their respective properties or assets; (vi) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by Company of any provision of this Agreement, and (vii) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Company Material Adverse Effect.

            (b)     Parent shall give prompt notice to the Company if any of the following occurs after the date of this Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the Transactions; (ii) receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect; (iv) the commencement or threat of any litigation involving or affecting Parent, Merger Sub, Acquisition Sub or any other Subsidiary of Parent, or any of their respective properties or assets; (v) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by Parent, Merger Sub or Acquisition Sub of any provision of this Agreement, and (vii) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Parent Material Adverse Effect.

        5.5.    Non-Solicitation.

            (a)     Neither the Company, nor any of its respective officers, directors, employees, agents, affiliates, accountants, counsel, investment bankers, financial advisors or other representatives (collectively, “Representatives”) shall, (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Acquisition Proposal, (ii) enter into any agreement or take any other action that by its terms could reasonably be expected to adversely affect the ability of the Parties hereto consummate the Merger, or (iii) directly or indirectly engage or otherwise participate in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of the Company to, or otherwise assist, facilitate or encourage, any person (other than the Parent or any affiliate or associate thereof) relating to any Acquisition Proposal.

            (b)     The Company and each of its Representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Acquisition Proposal.

            (c)     For purposes of this Agreement, an “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of the Company and each Company Subsidiary, taken as a whole, or 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of the Company Subsidiaries that constitutes 50% or more of the net revenues, net income or assets of the Company, and its Subsidiaries taken as a whole, or that results in the Company Shareholders immediately prior to such transaction owning less than 50% of the outstanding voting securities of the Company immediately after such transaction, in each case other than the transactions contemplated by this Agreement. Each of the transactions referred to in clauses (i) — (iii) of the foregoing definition of Acquisition Proposal, other than the Merger proposed by this Agreement, is referred to herein as an “Acquisition Transaction.”

        5.6.    Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by Applicable Law, (iii) necessary to secure any required consents as to which the other party has been advised, or (iv) consented to in writing by Parent and the Company, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Parent and the Parent Subsidiaries, and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party to the extent practicable regarding the nature and extent of the disclosure. Subject to the preceding sentence, nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by Applicable Law. In the event the Merger is not consummated, Parent and the Company shall return to the other all documents furnished by the other and all copies thereof made by such party and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Applicable Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party entirely independent of and without reference to such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same to the extent practicable in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

        5.7.    Reasonable Efforts. Each party hereto shall, and shall cause its respective Subsidiaries to, take or cause to be taken all actions necessary, proper or advisable to consummate the Merger and the Transactions. Without limiting the generality of the foregoing, each of the parties hereto shall, and shall cause its respective Subsidiaries to, obtain all authorizations, consents, orders and approvals of federal, state, and local regulatory bodies, that are or may become necessary for the performance of its respective obligations pursuant to this Agreement, the Transactions Documents and the consummation of the Transactions, and shall cooperate fully in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its respective obligations pursuant to this Agreement and the Transaction Documents. The parties shall not take, and shall cause their respective Subsidiaries not to take, any action which would have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals, and the parties shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to secure such approvals as promptly as possible. The parties shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts not to take any action or enter into any transaction which would result in a breach of any covenant made by such party in this Agreement.

        5.8.    Further Assurances. At any time and from time to time after the Closing, each party to this Agreement agrees to cooperate with each other party and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts as may be reasonably required to consummate the Transactions.

        5.9.    Public Disclosure. Prior to the Closing, each party to this Agreement shall consult with each other party before issuing any press release or otherwise making any public statements, announcements or communications with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement, announcement or communication without the prior consent of the other parties, which consent shall not be unreasonably withheld. If any public statement, announcement or communication is required by Applicable Law to be made by any party to this Agreement, prior to making such statement, announcement or communication, such party will deliver a draft thereof to the other parties and shall give the other parties an opportunity to comment thereon.

        5.10.    Registration Rights. The Parent and the Company Shareholders shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit F (the “Registration Rights Agreement”).

        5.11.    Company Employees. At the Closing:

            (a)     Philip Lavin, Ph.D., shall enter into an employment agreement with Parent in substantially the form attached hereto as Exhibit A (the “Employment Agreement”). In addition, Parent may require that other key employees of the Company also enter into mutually agreeable employment agreements.

            (b)     Philip Lavin, Ph.D., shall enter into a non-competition and non-solicitation agreement in substantially the form attached hereto as Exhibit B (the “Non-Competition Agreement”).

            (c)     Philip Lavin, Ph.D., shall enter into a lock-up agreement in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”).

            (d)     As of the Effective Time the employment of each employee of the Company shall be transferred from the Company to the Parent and each such employee shall then be an at will employee of Parent (“Continuing Employee”) at the same compensation level as was applicable to each such employee’s employment with the Company immediately before the Effective Time, provided that any changes between the date hereof and the Effective Time are consistent with the applicable provisions of this Agreement. Parent shall be responsible for paying any wages, salaries, accrued vacation pay or other earned time off and severance benefits due to (1) each Continuing Employee; and (2) each other employee or former employee of the Company who is not a Continuing Employee. Parent shall assume, and shall give each Continuing Employee credit for all accrued vacation and other earned time off, which assumption is intended to discharge any obligation that the Company may have with respect to such vacation pay and other earned time off.

            (e)     Parent shall be responsible for providing continuation coverage within the meaning of Section 603 of ERISA and Section 4980B(f)(2) of the Code and comparable state law to (1) each Continuing Employee (and his covered dependent) with respect to qualifying events under Section 601 of ERISA and Section 4980B(f)(3) of the Code and comparable state law (collectively, “Qualifying Events”), which occur at or after the Effective Time; and (2) each other employee or former employee of the Company who is not a Continuing Employee (and their covered dependents) with respect to Qualifying Events which occur on or before the Effective Time.

            (f)     Parent shall be responsible for providing timely certificates of creditable coverage within the meaning of the Health Insurance Portability and Accountability Act of 1996, as amended, to all employees who (i) are employees of the Company on the Closing Date (and their covered dependents) who do not become Continuing Employee and (ii) are Continuing Employees (and their covered dependents), with such certificate to include and aggregate each such employee’s (and covered dependents’) period of creditable coverage under the group health plans sponsored or maintained by Company as of the Closing Date.

            (g)     Except as disclosed on Schedule 5.11(g), as of the Effective Time, Parent shall assume sponsorship of and maintain each of the Company’s Benefit Plans in effect at the date hereof and any and all liability to pay benefits thereunder, including liabilities with respect to claims incurred prior to the Effective Time but not reported, and such plans shall remain in effect after the Effective Time until such time as Parent shall otherwise determine.

            With respect to any the plans, programs and arrangements of Parent in which any former employee of the Company first becomes eligible to participate on or after the Effective Time (“Parent Employee Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to any such employees and their eligible dependents under any Parent Employee Plans in which such employees and their eligible dependents may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan; (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any Parent Employee Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize all service of the Parent employees with Company and its respective affiliates, for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any Parent Employee Plans in which such employees may be eligible to participate after the Effective Time, to the extent that such service was credited under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

        5.12.    Parent Name. As soon as practicable after the Closing, Parent shall solicit the approval of its stockholders to change its corporate name from “IT&E International Group, Inc.” to “Averion Inc.” and upon receipt of the requisite stockholder approval, file an amendment to Parent’s Certificate of Incorporation with the Secretary of State of the State of Delaware to effect such name change.

        5.13.    Board of Directors. Effective as of the Closing Date, Philip Lavin shall be appointed to the Parent’s Board of Directors. Additionally, on the Closing Date or sometime thereafter, one current member of the Board of Directors of Parent shall resign and the remaining members of Parent’s Board of Directors shall appoint a new director to fill such vacancy who shall be designated by Philip Lavin with the consent of the remaining members of Parent’s Board of Directors, which shall not be unreasonably withheld. The individual designated by Philip Lavin shall not have been involved in any of the events set forth in Item 401(f) of Regulation S-K during the preceding ten (10) years and shall be qualified to serve as directors of a reporting company under the Exchange Act.

ARTICLE VI

CONDITIONS TO CLOSING

        6.1.    Conditions to Each Party’s Obligations to Consummate the Transactions. The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the following conditions, unless waived in writing prior to the Closing Date by such party:

            (a)     All consents, approvals, authorizations, orders and action of any Governmental Body required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.

            (b)     No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Transactions (each party agreeing to use its reasonable best efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

        6.2.    Conditions to Obligations of Parent, Merger Sub and Acquisition Sub to Consummate the Transactions. The obligation of Parent, Merger Sub and Acquisition Sub to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by Parent, Merger Sub and Acquisition Sub:

            (a)     The representations and warranties of the Company and the Company Shareholders contained herein that are qualified as to materiality or a Company Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

            (b)     The Company and the Company Shareholders shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Effective Time.

            (c)     The Company and the Company Shareholders shall have executed and delivered to the Parent a certificate, dated the date of Closing, and signed by an officer of Company and the Company Shareholders individually, evidencing compliance with Sections 6.2(a) and 6.2(b) hereof.

            (d)     The requisite number of Company Shareholders shall have approved by written consent the Merger and this Agreement in accordance with the MBCA.

            (e)     Parent shall have completed its financial, business and legal due diligence investigation of the Company to Parent’s and its counsel’s satisfaction which shall be determined at the sole and absolute discretion of Parent and its counsel.

            (f)     Parent and its counsel shall be satisfied, in their sole and absolute discretion, that the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code;

            (g)     Company shall have delivered to Parent all material updates to the Disclosure Schedule and the updates to the Disclosure Schedule delivered to Parent shall not contain any exceptions that are deemed unacceptable by Parent in its sole and absolute discretion, and such Disclosure Schedule shall be deemed to be materially accurate at Closing, unless otherwise updated by the Company and delivered to Parent at Closing.

            (h)     The Employment Agreement shall have been duly executed and delivered to Parent by the respective other parties thereto.

            (i)     The Non-Competition Agreement shall have been duly executed and delivered to Parent by the other parties thereto.

            (j)     Each of the Company Shareholders shall have entered into, duly executed and delivered to Parent a Lock-Up Agreement.

            (k)     The Registration Rights Agreement shall have been duly executed and delivered to Parent by the other parties thereto.

            (l)     The Company Shareholders shall have delivered to Parent the Company Certificates for exchange in accordance with Section 2.2 hereof immediately prior to Closing.

            (m)     The Company shall have entered into and delivered executed copies of option termination agreements with each of the holders of outstanding options to purchase shares of the Company’s Common Stock with the form of such option termination agreements to be satisfactory to Parent in its sole and absolute discretion with respect to the final and complete termination of all obligations of the Company to issue any shares of its Common Stock pursuant to outstanding stock options.

            (n)     Parent shall have received the legal opinion of counsel to the Company in a form approved by Parent and Parent’s legal counsel and addressed to Parent.

            (o)     There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Company Material Adverse Effect.

        6.3.    Conditions to Obligations of the Company to Consummate the Transactions. The obligation of the Company to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by the Company:

            (a)     The representations and warranties of Parent, Merger Sub and Acquisition Sub contained herein that are qualified as to materiality or a Parent Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

            (b)     Parent, Merger Sub and Acquisition Sub shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by each of them prior to the Effective Time.

            (c)     Parent, Merger Sub and Acquisition Sub shall have executed and delivered to the Company a certificate, dated the date of Closing and signed by an officer of Parent and Merger Sub, evidencing compliance with Sections 6.3(a) and 6.3(b) hereof.

            (d)     The requisite number of shareholders of the Company shall have approved by written consent the Merger and this Agreement in accordance with the MBCA.

            (e)     The Employment Agreement shall have been duly executed and delivered to Parent by the respective other parties thereto.

            (f)     The Registration Rights Agreement shall have been duly executed and delivered to Parent by the other parties thereto.

            (g)     The Promissory Notes shall have been duly executed and shall be delivered as soon as practicable after Closing shall be delivered to the Company Shareholders in exchange for the Company Certificate as set forth in Section 2.2 hereof.

            (h)     Parent shall have authorized the designation of Parent’s Series E Preferred Stock, with the rights preferences and privileges set forth in the Certificate of Designations attached hereto as Exhibit G (the “Certificate of Designations”), and shall have filed such Certificate of Designations with the Secretary of State of the State of Delaware.

            (i)     Parent shall have received a notice from ComVest Investment Partners II, LLC (“ComVest”), that ComVest will exercise the ComVest Option simultaneously with the Closing of the Merger.

            (j)     The Company shall have received the legal opinion of counsel to Parent in a form approved by the Company and Company’s legal counsel and addressed to the Company.

ARTICLE VII

INDEMNIFICATION

        7.1.    Survival of Representations and Warranties.

            (a)     All of the representations and warranties contained in ARTICLE III of this Agreement shall survive until eighteen (18) months after the Closing Date (the “Termination Date”), at which time liability therefor shall cease, except as provided in the last sentence of this Section 7.1. Notwithstanding the foregoing, the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.4 shall survive indefinitely and the representations and warranties in Section 3.18 and Section 3.19 shall survive until the lapsing of the appropriate statute of limitations, at which time liability therefor shall cease. If at any time prior to the applicable Termination Date or expiration of the appropriate statue of limitations, as applicable, an Indemnified Party (as defined below) delivers to the Shareholders’ Agent (as defined below) a written notice alleging, in good faith, the existence of an inaccuracy in or breach of any the representations and warranties of the Company and the Company Shareholders (and setting forth in reasonable detail the basis for such Indemnified Party’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 7.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the applicable Termination Date or expiration of the appropriate statue of limitations, as applicable, solely for the purposes of resolving such claim and only until such time as such claim is fully and finally resolved. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed, until the expiration of the relevant statute of limitations.

            (b)     The representations, warranties, covenants and obligations of the Company and the Company Shareholders, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties or any of their representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Losses pursuant to this ARTICLE VII, or other remedy based on such representations, warranties, covenants and obligations, except to the extent set forth in a written agreement waiving such rights executed by the party giving such waiver.

            (c)     For purposes of this ARTICLE VII, each statement or other item of information set forth in the disclosure schedule delivered by the Company pursuant to ARTICLE III hereof shall be deemed to be a representation and warranty made by the Company and the Company Shareholders in this Agreement.

        7.2.    Indemnification. Subject to the terms and conditions contained herein, the Company Shareholders (the “Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless Merger Sub, Acquisition Sub, the Surviving Corporation and Parent, and their respective officers, directors, employees, agents, shareholders and attorneys (all such persons and entities being collectively referred to as the “Indemnified Parties” and individually as an “Indemnified Party”) from, against, for and in respect of any Losses (as defined below) to the extent caused by or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants made by the Company or the Company Shareholders in this Agreement; provided that no Indemnified Party shall be entitled to indemnification pursuant to this Section 7.2 for any Losses until the aggregate amount of such Losses under all claims for Indemnified Parties exceeds Twenty Five Thousand Dollars ($25,000) (the “Threshold”), at which time the Indemnified Parties shall be entitled to indemnification for all Losses, not just those in excess of the Threshold. Subject to compliance with this ARTICLE VII, the indemnification obligations of the Indemnifying Parties and the repayment of any Losses must be satisfied first by a purchase price adjustment to be accomplished by a right of Parent to offset the amount of such Losses for which any Indemnified Party would be entitled to indemnification pursuant to this ARTICLE VII against the Principal Amount of the Promissory Notes as further set forth in Section 7.6. The “Principal Amount” shall be the principal amount of the Promissory Notes on the date hereof, except that as such principal amount outstanding pursuant to the Promissory Notes shall be adjusted from time to time in accordance with this Section 7.2, all references to the Principal Amount herein shall mean the principal amounts of the Promissory Notes as so adjusted. In this Agreement, the term “Losses” shall refer to any damages (including consequential, indirect and special damages), claim, demand, settlement, judgment, award, fine, penalty, Tax, costs (including costs of investigation) and expenses (including legal fees and expenses, whether relating to a third-party claim, an action by an Indemnified Party to enforce its rights under the Agreement or any other action, proceeding or claim), injury, decline or diminution in value, lost opportunity, lost profits, liability (contingent or otherwise) that any Indemnified Party may sustain or incur.

        7.3.    Claims for Indemnification.

            (a)     If any Indemnified Party becomes aware of any Losses for which such Indemnified Party will seek indemnification, such Indemnified Party shall deliver to the Shareholders’ Agent, on or before the Termination Date, a certificate signed by any authorized signatory of the Indemnified Party (a “Claim Certificate”) stating that with respect to the indemnification obligations set forth in Section 7.2, Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, properly accrued or arose, the nature of the inaccuracy in, or breach of warranty, representation or covenant to which such item is related and an estimate of attorney’s fees and expenses necessary to conclude the matter. If the Shareholders’ Agent does not object to such claims within thirty (30) calendar days after the delivery of the Claim Certificate to the Shareholders’ Agent, then Parent shall be entitled to be reimbursed for such Losses as set forth herein.

            (b)     The Shareholders’ Agent may object to the claim on the Claim Certificate by delivery to the Indemnified Party of such objection in writing within thirty (30) calendar days after the delivery of the Claim Certificate to the Shareholders’ Agent. In case the Shareholders’ Agent shall so object in writing to any claim or claims by an Indemnified Party made in any Claim Certificate, the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection of the Shareholders’ Agent. If after such second thirty (30) day period there remains a dispute as to any claims set forth in a Claim Certificate, the Shareholders’ Agent and the relevant Indemnified Party shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Agent and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and the Indemnified Party shall be entitled to reimbursement for such Losses as set forth herein.

            (c)     If no agreement can be reached after good faith negotiation between the parties pursuant to (b) above, the Indemnified Party or the Shareholders’ Agent may, by written notice to the other, demand binding arbitration of the matter. Any conflicts arbitrated pursuant to this Section 7.3 shall be arbitrated in accordance with the provisions of Section 9.2 of this Agreement.

        7.4.    Challenge of Third Party Claims.

            (a)     Promptly after receipt by an Indemnified Party of notice of the assertion or commencement by any third party of any claim, investigation, proceeding or action with respect to which any Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse an Indemnified Party pursuant to this ARTICLE VII, such Indemnified Party will give notice to the Shareholders’ Agent of the commencement of such claim (“Claim Notice”), but the failure to notify the Shareholders’ Agent will not relieve the Indemnifying Parties of any liability that the Indemnifying Parties may have to any Indemnified Party, except to the extent that the Indemnifying Parties demonstrate that the defense of such action is prejudiced by Indemnified Party’s failure to give such notice.

            (b)     The Shareholders’ Agent may elect to participate with such Indemnified Party to challenge any claims that are asserted by a third party for which Indemnified Party has delivered the Claim Notice to the Shareholders’ Agent. The Indemnifying Parties shall be liable for all costs incurred by the Shareholders’ Agent in connection with any such challenge. If the Shareholders’ Agent elects to participate, the Shareholders’ Agent must deliver a notice to the Indemnified Party within twenty (20) calendar days after the receipt of the Claim Notice. The Shareholders’ Agent shall not, without Parent’s prior written consent, settle or compromise any third party claims or consent to entry of any judgment. Parent shall consult with the Shareholders’ Agent with respect to any claims asserted by a third party, and will inform the Shareholders’ Agent of all material developments with respect to such claims, but Parent shall have the right in its sole discretion to settle any claim.

        7.5.    No Contribution. The Company Shareholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligations or any other liability to which such Company Shareholder may become subject to in connection with this Agreement.

        7.6.    Right of Offset; Non-Exclusive Remedy. Parent shall have the right to offset and reduce, on a pro rata basis, the Principal Amount of each Promissory Note issued in connection with this Agreement by the amount of any Losses, up to a maximum aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000), for which any Indemnified Party is entitled to indemnification pursuant to this ARTICLE VII (or less than the Losses if the Losses exceed the Principal Amount of the Promissory Notes), and in such event the Shareholders’ Agent shall, as soon as practicable, deliver to Parent the Promissory Notes for cancellation and reissuance to reflect the adjusted Principal Amount; provided however, that this right of offset against the Principal Amount of the Promissory Notes shall be not be the sole and exclusive remedy of the Indemnified Parties, and each Indemnified Party shall be entitled to any other available remedy against the Company Shareholders, jointly and severally, to the extent that the remedy provided for in this Section 7.6 is not adequate to compensation such Indemnified Party for Losses incurred hereunder. This right of offset against the Principal Amount of the Promissory Notes shall be separate and apart from the additional right of offset set forth in Section 2(ii) of the Note B Consideration.

        7.7.    Appointment of Shareholders’ Agent. Philip Lavin shall be, and hereby is, constituted and appointed as Shareholders’ Agent (the “Shareholders’ Agent”) for and on behalf of the Company Shareholders for purposes of this Agreement. The Shareholders’ Agent is authorized to give and receive notices and communications, to deliver to Parent the Promissory Notes, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing and to execute any amendments of this Agreement as provided in this Merger Agreement. The Shareholders’ Agent shall receive no compensation for his or her services. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Company Shareholders.

        7.8.    Liability of Agent. Subject to Section 7.9, the Shareholders’ Agent shall not be liable for any act done or omitted as Shareholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Shareholders shall jointly and severally indemnify the Shareholders’ Agent and hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his or her duties hereunder.

        7.9.    Actions of the Shareholders’ Agent. A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all Company Shareholders and shall be final, binding and conclusive upon each such Company Shareholder, Parent and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every Company Shareholder. Parent and the Surviving Corporation are each hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholders’ Agent. In addition, any loss, liability or expense incurred by reason of Shareholders’ Agent’s failure to give notice under ARTICLE VII of this Agreement shall be borne solely by the Shareholders’ Agent.

        7.10.    Tax Indemnification. In the event of any final determination (within the meaning of Section 1311 of the Code) that the Merger is not a tax free “reorganization” within the meaning of Section 368 of the Code (or any comparable provisions of any applicable state or local tax laws), the Company shall indemnify the Company Shareholders from and against any damages resulting from any additional Taxes imposed on the Company Shareholders with respect to receipt of the Stock Consideration in accordance with this Section 7.10. In the event of any such final determination, each Company Shareholder seeking indemnification from the Parent pursuant to this Section 7.10 shall notify Parent in writing and shall thereupon cooperate fully with Parent in determining the amount of any resulting damages for which such Company Shareholder seeks indemnification pursuant to this Section 7.10 (e.g., including any relevant documentation provided by the relevant taxing authority substantiating any Taxes owed and the date such Taxes were or are to be paid by the Company Shareholder, etc.). Parent shall within ten (10) calendar days after the parties hereto have determined the amount of damages for which such Company Shareholder is entitled to be indemnified reimburse the Company Shareholder for the determined amount of such damages. For avoidance of doubt, each Company Shareholder shall be responsible for any Tax (and the Company will not be obligated with respect to any such Tax under the specific indemnity provided in this Section 7.10) that results from the disposition of any Stock Consideration (but such Company Shareholder may seek damages under this Section 7.10 to the extent that the amount of gain recognized by the Company Shareholder on such disposition is affected by the Merger not qualifying as a reorganization and the statute of limitations period applicable to filing for a refund with respect to such disposition has run) or any Tax related to the Cash Consideration and the Note Consideration, whether such Tax arises at the Closing or at any time in the future. The remedy set forth in this Section 7.10 shall be the sole and exclusive remedy for each Company Shareholder with respect to any Tax imposed upon such Company Shareholder in connection with the Merger.

ARTICLE VIII

TERMINATION

        8.1.    Termination. This Agreement may be terminated at any time, upon the earlier of any one of the following prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the Company Shareholders:

            (a)     by the mutual written consent of the parties to this Agreement;

            (b)     by either the Company or Parent, by written notice to the other if, for any reason, the Closing has not occurred prior to the close of business on or before July 31, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Company or Parent, as applicable, if the party seeking to terminate the Agreement is responsible for the delay;

            (c)     by either the Company or Parent, by written notice to the other, if any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

            (d)     at the election of the Company, if either Parent, Merger Sub or Acquisition Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty (30) Business Days following delivery of written notice of such breach by the Company to Parent, Merger Sub or Acquisition Sub; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement; and

            (e)     at the election of Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty (30) Business Days following delivery of written notice to the Company of such breach by Parent or Merger Sub; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if either Parent or Merger Sub, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement.

        8.2.    Effect of Termination In the event of the termination of this Agreement by either the Company or Parent pursuant to Section 8.1, (i) this Agreement shall forthwith become void and have no further force or effect, and (ii) there shall be no liability under this Agreement on the part of Parent or the Company other than the provisions of Section 5.6 and this Section 8.2.

        8.3.    Expenses All costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

ARTICLE IX

MISCELLANEOUS

        9.1.    Certain Definitions; Rules of Construction. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms shall have the following meanings:

        “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        “Applicable Law” means any federal, state or local law, regulation, code, ordinance, statute, rule, Order, judgment, decree or other requirement of a Governmental Body applicable to the business of the Company, Parent, Merger Sub or Acquisition Sub as the context may require.

        “Benefit Plan” means each deferred compensation, executive compensation, incentive compensation, stock purchase or other stock-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee Benefit Plan, program, agreement or arrangement, including, without limitation, each “employee Benefit Plan” as such term is defined under Section 3(3) of ERISA.

        “Business Day” means any day other than Saturday or Sunday or any other day on which banks in the State of Delaware are permitted or obligated to be closed for business.

        “Claim” means any action, suit, claim, complaint, demand, litigation or similar proceeding.

        “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        “Company Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the condition (financial or otherwise), assets, properties, business, prospects or operations of the Company.

        “Environmental Laws” means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by Governmental Body under federal, state, local or common law, indemnity agreements or other contractual obligations, in each case, pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C. § 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”), and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.

        “Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

        “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        “Governmental Body” means any court, administrative or regulatory agency or commission or other governmental authority of competent jurisdiction.

        “Government Agency” means (i) the United States Government, including all departments and agencies of any branch of the United States Government, all independent agencies or instrumentalities and all non-appropriated fund activities within the United States Government and United States Government corporations, and (ii) any state or local government, including all departments, agents, agencies, branches, independent agencies or instrumentalities, activities, and non-appropriated fund activities of or within a state or local government and all state or local government corporations.

        “Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials (“ACM”), building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

        “Intellectual Property” means all of the following as they are used in connection with the business of a Person as presently conducted and as they exist in all jurisdictions throughout the world, in each case, to the extent owned by such Person:

            (a)     patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

            (b)     trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

            (c)     copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof;

            (d)     trade secrets, confidential business information and other proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, technical data and databases, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection);

            (e)     computer software programs, including, without limitation, all source code, object code, and documentation related thereto; and

            (f)     Internet addresses, domain names, web sites, web pages and similar rights and items.

        “Knowledge” with respect to any Person, means the actual knowledge of any of the officers of such Person after diligent inquiry.

        “Lien” means any mortgage, pledge, lien, charge, easement, restrictive covenant, encumbrance, voting or transfer restriction, or security interest.

        “Material Contracts” means all of the following contracts, agreements, understanding or arrangements, whether or not in writing (each, a “Contract”):

            (a)     any Contract relating to the employment of any employee;

            (b)     any Contract relating to the acquisition, transfer, development, sharing or license of any material Intellectual Property (except for any Contract pursuant to which any material Intellectual Property is licensed to a Person under any third party software license generally available to the public at a cost of no more than $10,000);

            (c)     any Contract which provides for indemnification of any officer, director, employee or agent of a Person;

            (d)     any Contract imposing any restriction on the right or ability of a Person to (i) compete with any other Person, (ii) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, (iii) develop or distribute any material technology, (iv) make, have made, use or sell any current products or products under development, or (v) acquire any capital stock or other security of any Person;

            (e)     any Contract that contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate; (f) any other Contract, if a breach of such Contract would reasonably be expected to have a Material Adverse Effect on a Person;

            (g)     any Contract requiring that a Person give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

            (h)     any Contract for the lease of real property;

            (i)     any Contract guarantying the performance of any Person or guarantying any indebtedness for borrowed money;

            (j)     any Contract containing any covenant limiting in any respect the right of a Person (1) to engage in any line of business, (2) to develop, market or distribute any products or services, or (3) to compete with any Person or granting any exclusive distribution rights; and

            (k)     any Contract granting to a Person any credit, extending any loan or other borrowing facility.

        “Parent Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the condition (financial or otherwise), assets, properties, prospects, business or operations of Parent and the Parent Subsidiaries, taken as a whole.

        “Person” means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

        “Promissory Notes” means those certain subordinated promissory notes issued in connection with the Merger in substantially the forms attached hereto as Exhibits D and E.

        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        “Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

        “Tax” or “Taxes” means any taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, excise, severance, stamp, occupation, real or personal property, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, registration, alternative or add-on minimum, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon whether disputed or not, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

        “Tax Return” means any returns, declarations, reports, estimates, information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        “Transaction Documents” means this Agreement and each of the agreements and instruments contemplated hereby or thereby, including, without limitation, the Agreement or Certificate of Merger, as applicable, the Employment Agreement, the Non-Competition Agreement, the Lock-Up Agreements, the Promissory Notes, the Certificate of Designations and all documents, instruments or agreements attached to or contemplated by any of the foregoing.

        9.2.    Arbitration. If a dispute arises between the parties relating to the interpretation or performance of this Agreement, including the resolutions of claims provided for in Section 7.3, and with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, such dispute shall be settled by a single arbitrator, who is mutually agreeable to the parties, with such arbitration to be held in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator must be knowledgeable in the subject matter at issue in the dispute. The arbitrator shall make his or her decision in accordance with the terms of this Agreement and applicable law. Each party shall bear its own costs and legal fees associated with such arbitration; Parent and the Company Shareholders shall share equally the cost of the arbitrator. The decision of the arbitrator shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement shall survive the expiration of this Agreement for any reason. The arbitrator shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages.

        9.3.    Waivers and Amendments. Subject to Applicable Law, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

        9.4.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

        9.5.    Notices. Any notices or other communications required under this Agreement shall be in writing and be effective upon delivery if given by hand delivery or facsimile transmission or on the next day after given if delivered by overnight courier, and shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:

(a)	if to the Company or Surviving Corporation:

Averion Inc. 225 Turnpike Road Southboro, MA 01772 Attn: Scott Millman Fax: (508) 416-2796

with a copy to:

Mirick, O’Connell, DeMallie & Lougee, LLP 100 Front Street Worcester, MA 01608 Attn: Jeffrey L. Donaldson Fax: (508) 791-8502

(b)	if to Parent:

IT&E International Group, Inc. 505 Lomas Santa Fe Drive, Suite 200 Solana Beach, CA 92075 Attn: Alastair McEwan Fax: (858) 366-0961

with a copy to:

Foley & Lardner LLP 402 W. Broadway 23rd Floor San Diego, CA 92101 Attn: Kenneth D. Polin, Esq. Fax: (619) 234-3510

(c)	If to Shareholders’ Agent:

Philip Lavin 225 Turnpike Road Southboro, MA 01772 Fax: (508) 416-2796

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein proved.

        9.6.    Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        9.7.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

        9.8.    Assignments. This Agreement, by operation of law or otherwise, shall be binding upon and inure to the benefit of successors and legal representatives of the parties hereto.

        9.9.    Entire Agreement; Enforceability. This Agreement and the Transaction Documents, including the Exhibits and Schedules attached hereto and thereto: (i) constitute the entire agreement among the parties with respect to the Transactions and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof; and (ii) shall be binding upon, and are solely for the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the Transaction Documents.

        9.10.    Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

IT&E International Group, Inc.	Averion Inc.
By:________________________________	By:________________________________
Name: Alastair McEwan	Name: Philip T. Lavin, Ph.D.
Title: Chief Executive Officer	Title: President and Chief Executive Officer
IT&E Merger Sub, Inc.
By:________________________________	________________________________
Name: Alastair McEwan	Philip T. Lavin, Ph.D.
Title: Chief Executive Officer
IT&E Acquisition Co., Inc.
By:________________________________	________________________________
Name: Alastair McEwan	David A. Schoenfeld
Title: Chief Executive Officer
________________________________
Ellen Schoenfeld Beeks
________________________________
Andrew Lavin
________________________________
Abby G. Lavin

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

EMPLOYMENT AGREEMENT

1

EXHIBIT B

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

1

EXHIBIT C

LOCK-UP AGREEMENT

1

EXHIBIT D

FORM OF PROMISSORY NOTE A

1

EXHIBIT E

FORM OF PROMISSORY NOTE B

1

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

1

EXHIBIT G

CERTIFICATE OF DESIGNATIONS

1

SCHEDULE 2.2

Name of Company Shareholder	Number of Shares of Company Common Stock Held	Number of shares of Parent Common Stock to be issued in the Merger	Number of shares of Parent Series E Preferred Stock to be issued in the Merger	Amount of Cash Consideration to be paid in the Merger	Amount of Note A Consideration to be issued in the Merger	Amount of Note B Consideration to be issued in the Merger
Philip T. Lavin	127,000	36,599,908	6,714	$4,570,382.00	$566,242.00	$4,610,828.00
David A. Schoenfeld	10,000	2,881,882	529	$359,872.60	$44,585.99	$363,057.30
Ellen Schoenfeld Beeks	10,000	2,881,882	529	$359,872.60	$44,585.99	$363,057.30
Andrew Lavin	5,000	1,440,941	264	$179,936.30	$22,292.99	$181,528.70
Abby G. Lavin	5,000	1,440,941	264	$179,936.30	$22,292.99	$181.528.70
Total	157,000	45,245,555	8,300	$5,650,000	$700,000	$5,700,000